Exhibit 10.7

FORM OF PERFORMANCE STOCK OPTION AWARD AGREEMENT UNDER

THE AMEDISYS, INC. 2008 OMNIBUS INCENTIVE COMPENSATION PLAN

This Stock Option Agreement (this “Agreement”), dated as of [Date] (the “Grant Date”), is by and between Amedisys, Inc., a Delaware corporation (the “Company”), and [Name] (the “Award Recipient”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, the Company has established and maintains its 2008 Omnibus Incentive Compensation Plan (the “Plan”) for the benefit of its employees;

WHEREAS, the Award Recipient is [insert description of relationship of Award Recipient to Company];

WHEREAS, [pursuant to the terms of the Employment Agreement by and between the Award Recipient and the Company dated                      (the “Employment Agreement”)], the Company wishes to grant to the Award Recipient Non-Qualified Stock Options (“Options”) under the terms of the Plan, subject to certain restrictions and limitations; and

WHEREAS, the Award Recipient desires to receive a grant of such Options from the Company;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Award Recipient agree as follows:

1.	Grant of Options.

(a)	Number of Options and Exercise Price. The Company hereby grants to the Award Recipient, effective as of the Grant Date, [Number] Options under the Plan, each such Option contingently entitling the Award Recipient to purchase one share of the Company’s common stock, $0.001 par value per share (the “Stock”), at an exercise price of [insert closing market price on grant date] per share (the “Exercise Price”), subject to the vesting schedules and other terms and conditions set forth below. Unless and until the Options will have vested pursuant to Section 1(b) of this Agreement, the Award Recipient will have no right to purchase any shares of Stock pursuant to Section 2 of this Agreement.

(b)	Vesting Schedule. Subject to Section 6 of this Agreement, the Options granted under Section 1(a) shall vest, if at all, based on the certification by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) of the achievement of the Performance Measures set forth in Exhibit A attached hereto, provided that on each applicable Vesting Date (as defined in Exhibit A), the Award Recipient is still employed by the Company. Within 60 days following the end of each Performance Period (as defined in Exhibit A), the Compensation Committee will determine whether the Performance Measures have been satisfied and notify the Award Recipient. For avoidance of doubt, [except as expressly provided in the Employment Agreement,] there shall be no proportionate or partial vesting in the periods prior to each Vesting Date and vesting shall occur only following the Compensation Committee’s certification that the Performance Measures have been achieved.

2.	Exercise of Option.

(a)

Method of Exercise. The Options may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Stock to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Stock having a

Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole shares of Stock that would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) in cash by a broker-dealer acceptable to the Company to whom the Award Recipient has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C) and (ii) by executing such documents as the Company may reasonably request. Any fraction of a share of Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Award Recipient. No shares of Stock shall be issued and no certificate representing Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 8, have been paid (or arrangement made for such payment to the Company’s satisfaction).

(b)	Transfer of Shares. No shares of Stock will be issued pursuant to the exercise of this Option unless such issuance and exercise compiles with relevant provisions of law (including federal and state securities laws) and the requirements of any stock exchange upon which the Stock may then be listed.

3.	Type of Option. This Option is a Non-Qualified Stock Option and is not intended to be treated as a stock option described in subsection (b) of Section 422 of the Code.

4.	Term of Option. The term of this Option shall be for a period of ten (10) years from the Grant Date set forth above. Subject to Section 6, this Option will terminate upon the termination of the Award Recipient’s employment with the Company. [If such termination is not for Cause (as defined in the Employment Agreement), the Award Recipient will have until the earlier of {insert date that is 10 years from the date of grant} or the 90th day following the Award Recipient’s termination of employment to exercise any options that were vested as of the date of termination of employment. If the Award Recipient’s employment is terminated for Cause, this entire Option shall terminate immediately upon his termination.]

5.	Restrictions on Transfer. During the lifetime of the Award Recipient, the Options may be exercised only by the Award Recipient. This Agreement and the Options are not assignable or transferable other than by will or by the laws of descent and distribution or pursuant to certain domestic relations orders. The terms of this Agreement shall be binding on the Award Recipient’s heirs and successors and on the administrators and executors of the Award Recipient’s estate. Any attempt to transfer the Award Recipient’s rights under this Agreement or the Options granted hereby other than in accordance with the provisions of this Section 5 shall cause all rights of the Award Recipient hereunder to be immediately forfeited.

6.	Forfeiture/Accelerated Vesting. [All Options and underlying shares of Stock shall be subject to the forfeiture and accelerated vesting provisions contained in the Employment Agreement.]

7.	Rights as Stockholder. The Award Recipient shall have none of the rights of a stockholder with respect to any Stock subject to the Option until such Stock shall be issued upon the exercise of the Option.

8.

Withholding. Prior to the issuance or delivery of any shares of Stock in connection with the exercise of the Options, payment must be made by the Award Recipient of any federal, state, local or other taxes that may be required to be withheld or paid in connection with such exercise. The Award Recipient may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Stock having an aggregate Fair Market Value, determined as of the date that the amount of tax is to be withheld or paid (the “Tax Date”), equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (D) a cash payment by a broker-dealer acceptable to the Company to whom the Award Recipient has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C). Shares of Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a share of Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Award Recipient.

9.	Plan Incorporated by Reference. This grant of Options is made pursuant to the Plan, and in all respects will be interpreted in accordance with the Plan. The Compensation Committee has the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions are conclusive as to any questions arising hereunder. The Award Recipient hereby acknowledges receipt from the Company of a copy of the current version of the Plan, which shall be deemed to be incorporated in and form a part hereof. The Award Recipient acknowledges that in the event of any conflict between the terms of this Agreement and the terms of the Plan, as the same may be amended and in effect from time to time, the terms of the Plan shall prevail.

10.	No Employment or Other Rights. This grant of Options does not confer upon the Award Recipient any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company to terminate the Award Recipient’s employment at any time, for any reason, with or without cause, or to decrease the Award Recipient’s compensation or benefits. This grant of Options is a one-time benefit and does not create any contractual or other right to receive additional Options or other benefits in lieu of Options in the future.

11.	Applicable Law. The validity, construction, interpretation and effect of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

12.	Notice. Any notice to the Company provided for in this Agreement shall be addressed to Amedisys, Inc. at its principal business address in care of the Corporate Secretary of the Company, and any notice to the Award Recipient will be addressed to the Award Recipient at the current address shown on the books and records of the Company. Any notice shall be sent by registered or certified mail or overnight courier service.

13.	Entire Agreement. This Agreement and the Plan contain the entire agreement between the Award Recipient and the Company regarding the grant of Options and supersede all prior arrangements or understandings [, other than the Employment Agreement,] with respect thereto.

14.	Amendment. This Agreement may not be amended, modified or waived except by a written instrument signed by the party against whom enforcement of any such modification, amendment or waiver is sought.

15.	Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Award Recipient shall be treated as agent and attorney-in-fact for that interest held or claimed by his spouse with respect to this Agreement, the Options and any shares of Stock purchased and delivered in accordance with Section 2 or this Agreement, and the parties to this Agreement shall act in all matters as if the Award Recipient was the sole owner of this Agreement and the shares of Stock. This appointment is coupled with an interest and is irrevocable.

[Signature page follows below]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and the Award Recipient has executed this Agreement effective as of the Grant Date.

AMEDISYS, INC.

BY:
[Name and Title – Authorized Signatory]

AWARD RECIPIENT

[Name]

Exhibit A: Vesting Schedule for Options Subject to Performance-Based Vesting Conditions

[To be inserted]

A-1